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                       [SOUTH VALLEY NATIONAL BANK LOGO]

                                  [LETTERHEAD]

               FOR IMMEDIATE RELEASE                            October 22, 1996

For more information
Contact Brad L. Smith (408) 848-2161


                           SOUTH VALLEY BANCORPORATION
                         REPORTS THIRD QUARTER EARNINGS
                             DECLARES CASH DIVIDEND

         Morgan Hill, CA -- South Valley Bancorporation ("Company"), parent company for South Valley National Bank ("Bank") reported earnings for the third quarter ending September 30, 1996 and declared a cash dividend of $.10 per share. The Company reported net income for the first nine months of 1996 of $1,460,000 or $1.08 per share, with net income for the quarter ended September 30, 1996 of $425,000 or $.31 per share. This compares to $1,116,000 or $.85 per share, and $333,000 or $.25 per share, respectively, for the same periods in 1995.

         On July 18, 1996, the Company and Pacific Capital Bancorp ("Pacific Capital") entered into an agreement whereby the Company would be acquired by Pacific Capital, which would then operate two subsidiaries, First National Bank of Central California and South Valley National Bank. The Agreement was approved by the Company's shareholders at a special shareholders meeting on October 16, 1996 and is expected to be completed during the fourth quarter of 1996, subject to applicable regulatory approval and the approval of Pacific Capital's shareholders.

         Quarter and year to date 1996 income reported above includes approximately $245,000 in expenses associated with the Company's merger with Pacific Capital. Net income from continuing operations without the merger expenses (adjusted for income taxes) would have been $633,000, or $.46 per share, for the quarter ended
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September 30, 1996 and $1,668,000, or $1.24 per share, for the first nine months of 1996.

         Total assets of the Company grew to $183,230,000 at September 30, 1996, representing an increase of 12.4% over $162,991,000 reported one year earlier. Net loans at September 30, 1996 grew to $102,021,000 representing an increase of 18.7% over $85,979,000 at September 30, 1995.

         As a result of the Company's continuing earnings performance, the Board of Directors of South Valley Bancorporation declared a cash dividend of $.10 per share for the shareholders of record on October 25, 1996, to be paid on November 8, 1996.

         South Valley Bancorporation's subsidiary, South Valley National Bank is an independent community bank opened in 1983 with offices in Morgan Hill, Gilroy, Hollister and San Juan Bautista.

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